Exhibit 10.2

SEVERANCE AGREEMENT

THIS AGREEMENT, effective as of December 23, 2005, is made by and between Stewart & Stevenson Services, Inc., a Texas corporation (the “Company”), and Max L. Lukens (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

WHEREAS, the Executive and the Company are parties to that certain severance agreement, dated February 1, 2004 (the “2004 Agreement”);

WHEREAS, simultaneously herewith, the Company and the Executive have entered into a new Employment Agreement with the Executive (the “Employment Agreement”) that extends the term of the Executive’s employment with the Company;

WHEREAS, in order to continue to effectuate the foregoing, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.             Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in Section 14 hereof.

2.             Term of Agreement.  The Term of this Agreement shall commence on the date hereof and shall continue in effect through February 1, 2007.

3.             Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 3 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein.  Except as provided in Section 8.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 5.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any rights to be retained in the employ of the Company.

4.             Compensation Other Than Severance Payments.

4.1           Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

4.2           If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

4.3           If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due in accordance with written plans.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

4.4           Upon termination of the Executive’s employment due to the Executive’s death or Disability following a Change in Control and during the Term, the Company shall, within thirty (30) days pay to the Executive (or his designated beneficiary or legal representative, if applicable) (A) the Accrued Obligation (as defined in the Employment Agreement), and (B) a lump sum amount, in cash, equal to the product of (i) the Discretionary Bonus (as defined in the Employment Agreement) and (ii) the fraction obtained by dividing the number of full days during the Base Term (as defined in the Employment Agreement) through the Date of Termination by the total number of days contained in the Base Term.

4.5           Upon the occurrence of a Change in Control all options to acquire shares of Company stock, all shares of restricted Company stock and all other equity incentives held by the Executive under any plan of the Company (including, but not limited to, the Company’s various stock option plans) shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied.

5.             Severance.

5.1           If the Executive’s employment is terminated following a Change in Control and during the Term, other than (x) by the Company for Cause, (y) by reason of death or Disability, or (z) by the Executive without Good Reason, then, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 5.1 (“Severance Payments”) and Section 5.2, in addition to any payments and benefits to which the Executive is entitled under Section 4 hereof.  Solely for purposes of determining whether termination occurred following a Change in Control pursuant to this Agreement (and without any implication that a Change in Control has in fact occurred), the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control and such termination was at the request, direction or suggestion, directly or indirectly, of a Person who has entered into an agreement or who the Company contemplates will enter into an agreement with the Company the consummation of which would constitute a Change in Control or, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request, direction or suggestion of such Person described in clause (i).  For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.

(A)          In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to $2,250,000.

(B)           Until February 1, 2010, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health and medical benefits and perquisites (including, but not limited to, executive life insurance, club memberships, financial planning and tax preparation, annual physical examination and charitable contributions), in each case, substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 5.2 hereof), such medical and health benefits shall be provided through the Company’s (or any successor to its business and/or assets) group health plan.  Upon the termination of health plan coverage under this Section 5.1(B) and to the extent permitted by applicable law, the Executive shall have the right to elect COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”). Benefits otherwise receivable by the Executive pursuant to this Section 5.1(B) shall be reduced to the extent benefits of the same type are received by the Executive under any individual or group policy or program, or made available to the Executive under a group plan whether by reason of the employment of the Executive or the employment of the spouse of the Executive prior to February 1, 2010 (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

(C)           Notwithstanding any provision of that certain Employment Agreement between the Company and the Executive effective as of even date herewith (the “Employment Agreement”), the Company shall pay to the Executive a lump sum amount, in cash, equal to the aggregate value of the Discretionary Bonus contemplated by Section 4(b)(ii) of the Employment Agreement that the Executive would have earned as of the last day of the Base Term (as defined in the Employment Agreement), assuming the achievement, at the expected value target level ($750,000), of the performance goals established with respect to such award (it being understood that amount being $750,000).

(D)          The committee (as defined by the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan) shall deem the Executive’s termination of employment as a retirement for purposes of the Stewart & Stevenson Services, Inc. 1988 Nonstatutory Stock Option Plan.

(E)           If a Change in Control occurs prior to February 1, 2006, the Company shall pay to the Executive a lump sum payment, in cash, equal to the Black-Scholes value, as reasonably determined by the Company as of the date of the Change of Control, of an option to purchase 5,000 shares of the Company’s common stock, assuming for this purpose the option was granted on February 1, 2006, the per share exercise price under the option is the fair market value of a share of common stock on the date of the Executive’s termination of employment, the option has the same terms and conditions as applied to the option granted by the Company to the Executive on March 31, 2004 (other than the number of shares subject to the option), and the option remains outstanding for the full ten year term; and utilizing the risk free interest rate, dividend yield, and expected volatility assumptions used by the Company for purposes of valuing stock options for its 2005 fiscal year as reflected in its fiscal year 2005 Form 10-K filed with the Securities and Exchange Commission.

5.2           (A)  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (and any interest and penalties with respect thereto) imposed upon the Payments.  The Company’s obligation to make Gross-Up Payments under this Section 5.2 shall not be conditioned upon the Executive’s termination of employment.

(B)           Subject to the provisions of Section 5.2(C), all determinations required to be made under this Section 5.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Auditor, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5.2, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 5.2(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(C)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(I)            give the Company any information reasonably requested by the Company relating to such claim,

(II)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(III)         cooperate with the Company in good faith in order effectively to contest such claim, and

(IV)         permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5.2(C), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D)          If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 5.2(C), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5.2(C), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 5.2(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(E)           Notwithstanding any other provision of this Section 5.2, the Company may, in its sole discretion (but only pursuant to a good faith interpretation of statutes regarding an employer’s duty to withhold tax obligations and remit same directly to the taxing authority), withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

5.3           If the Executive’s employment with the Company is terminated following a Change in Control and during the Term, the Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

6.             Termination Procedures and Compensation During Dispute.

6.1           Notice of Termination.  After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Committee at a meeting of the Committee which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Committee) finding on clear and convincing evidence and the good faith opinion of the Committee, the Executive’s employment was terminated for Cause, and specifying the particulars thereof in detail.

6.2           Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

6.3           Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Termination is given following a Change in Control, or, if later, prior to the Date of Termination (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or

(ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving notice pursues the resolution of such dispute with reasonable diligence.

6.4           Compensation During Dispute.  If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 6.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given or those plans in which the Executive was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Executive, until the Date of Termination, as determined in accordance with Section 6.3 hereof.  Amounts paid under this Section 6.4 are in addition to all other amounts due under this Agreement (other than those due under Section 4.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

7.             No Mitigation.  The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 4, 5 or 6.4 hereof.  Further, the amount of any payment or benefit provided for in this Agreement (other than Section 5.1(B) hereof but including (but not limited to) Section 6.4 hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.             Successors; Binding Agreement.

8.1           In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

8.2           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9.             Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the last address on the books and records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Stewart & Stevenson Services, Inc.
2707 North Loop West
Houston, Texas  77008-1088

Attention:  Secretary

10.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied (including, without limitation, the 2004 Agreement), with respect to the subject matter hereof which have been made by either party, provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason; and provided further that all agreements otherwise superseded by this Agreement shall be automatically reinstated with full force and effect to the extent this Agreement is terminated.  Notwithstanding the foregoing, the Executive’s covenants set forth in Section 9 of the Employment Agreement shall not be superseded by this Agreement but shall remain in full force and effect in the event that the Executive’s employment with the Company terminates on or following a Change in Control.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 5 and 6 hereof) shall survive such expiration.

11.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.           Settlement of Disputes; Arbitration.

13.1         All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing.  Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 10 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied.

13.2         Any further dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise), breaches or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Rules For Resolution Of Employment Disputes then in effect.  No arbitration proceeding relating to this Agreement may be initiated by either the Company or the Executive unless the claims review and appeals procedures specified in Section 13.1 have been exhausted.  Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator.  All arbitrators shall be members of the National Panel of Employment Arbitrators maintained by the AAA.  The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing.  The decision of the arbitrators selected hereunder will be final and binding on both parties.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute).  Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the Southern District of Texas may be entered upon the award made pursuant to the arbitration.

14.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)          “Accounting Firm” has the meaning set forth in Section 5.2(B) hereof.

(B)           “Accrued Obligation” has the meaning set forth in Section 8(a) of the Employment Agreement.

(C)           “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(D)          “Auditor” shall mean the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor.

(E)           “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(F)           “Board” shall mean the Board of Directors of the Company.

(G)           “Business Combination” has the meaning set forth in Section 14(F)(III) hereof.

(H)          “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) the Executive has received written notice from the Company of the specific conduct asserted as Cause for termination and has thirty (30) business days to remedy any such occurrence otherwise constituting Cause.

(I)            A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)            The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 14(F), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 14(F)(III)(A), 14(F)(III)(B) and 14(F)(III)(C);

(II)           Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(III)         Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(IV)         Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(J)            “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(K)          “Committee” shall mean (i) the individuals (not fewer than three in number) who, on the date six months before a Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the Committee shall not exceed six (6).

(L)           “Company” shall mean Stewart & Stevenson Services, Inc. and, except in determining under Section 14(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(M)         “Date of Termination” shall have the meaning set forth in Section 6.2 hereof.

(N)          “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(O)          “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(P)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(Q)          “Executive” shall mean the individual named in the first paragraph of this Agreement.

(R)           “Extension Date” shall have the meaning set forth in Section 2 hereof.

(S)           “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clause (ii) of the second sentence of Section 5.1 hereof of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)            the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control (including, without limitation, that the Executive no longer serves as the Chief Executive Officer of a public company);

(II)           a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

(III)         the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV)         the failure by the Company to pay to the Executive any portion of the Executive’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(V)           the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s stock option plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(VI)         the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit or perquisite enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(VII)        any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist.

(T)           “Gross-Up Payment” shall have the meaning set forth in Section 5.2 hereof.

(U)          “Incumbent Board” has the meaning set forth in Section 14(F)(II) hereof.

(V)           “Notice of Termination” shall have the meaning set forth in Section 6.1 hereof.

(W)         “Outstanding Company Common Stock” has the meaning set forth in Section 14(F)(I) hereof.

(X)          “Outstanding Company Voting Stock” has the meaning set forth in Section 14(F)(I) hereof.

(Y)           “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(Z)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv)a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(AA)       “Severance Payments” shall have the meaning set forth in Section 5.1 hereof.

(BB)        “Term” shall mean the period of time described in Section 2 hereof.

(CC)        “Underpayment” shall have the meaning set forth in Section 5.2(B) hereof.

15.           Section 409A of the Code.  To the extent that any payment or benefit under this Agreement would be deemed to be deferred compensation subject to the requirements of Section 409A of the Code that does not comply with such requirements, the Company and the Executive shall amend this Agreement (in a manner that as closely as practicable achieves the original intent of this Agreement) so that such payment or benefit will be made in accordance with such requirements.  Without limiting the generality of the foregoing, in the event that it is determined that any payment pursuant to Sections 4 or 5 that is to otherwise be made upon or shortly following termination of employment cannot be made prior to the six-month anniversary of such termination because the Executive is a “key employee” (as defined in Section 1.409A-1(i)(1) of the Code), such payment shall be paid on the first business day following such six-month anniversary.  To the extent that the benefits to be provided to the Executive under Section 8(e)(iv) are so delayed, the Company shall use its reasonable best efforts to provide that such benefits shall be reinstated as if in effect as of the date of Executive’s termination (e.g., for purposes of any pre-existing condition) immediately following the six month anniversary of Executive’s termination of employment.  The parties agree that the Executive shall be entitled to COBRA Coverage during the six month period following the date of Executive’s termination, and the Company agrees to reimburse the Executive for any Company portions of such COBRA Coverage which the Company is obligated to pay pursuant to this Agreement in the seventh month following the Date of Termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

STEWART & STEVENSON SERVICES, INC.

By:	/s/ Carl B. King
Carl B. King
Senior Vice President, Secretary,
and General Counsel

EXECUTIVE:

/s/ Max L. Lukens